CONFIRMING STATEMENT

     This Statement confirms that the undersigned has authorized and designated Paul Bork, Andrew Cordner and Matthew Eckert, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Vistula Communications Services, Inc. The authority of Paul Bork, Andrew Cordner and Matthew
Eckert under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Vistula Communications Services, Inc. unless earlier revoked in writing.
The undersigned acknowledges that Paul Bork, Andrew Cordner and Matthew Eckert are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Vistula Communications
Services, Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.


Dated: April 13, 2006                    /s/ J. Keith Markley
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                                             J. Keith Markley